Re: Servicer Compliance Statement

The undersigned, duly authorized officers of Cenlar FSB, as servicer (“the Servicer”) pursuant to applicable servicing agreements, does certify that:

1.
A review of the Servicer’s activities during the period of 1/1/2025 to 12/31/2025 (the “Reporting Period”) and of the Servicer’s performance under the applicable servicing agreement has been made under my supervision; and

2.
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

The undersigned has duly executed this Certificate this 4th day of March 2026.

/s/ David C. Schneider

David C. Schneider

Chief Executive Officer & President

Cenlar FSB

Exhibit A- Securities Covered in Cenlar’s Servicer Compliance Statement

Investor	Servicer	Security	* Period Subserviced by Cenlar FSB	Security Administrator
RW0	Redwood Residential Acquisition Corp	SEMT 2012-6	1/1 thru 12/31/25	Citibank
RW2	Redwood Residential Acquisition Corp	SEMT 2013-2	1/1 thru 12/31/25	Citibank
RW3	Redwood Residential Acquisition Corp	SEMT 2013-3	1/1 thru 12/31/25	Citibank
RW4	Redwood Residential Acquisition Corp	SEMT 2013-4	1/1 thru 12/31/25	Citibank
RW5	Redwood Residential Acquisition Corp	SEMT 2013-5	1/1 thru 12/31/25	Citibank
RW6	Redwood Residential Acquisition Corp	SEMT 2013-6	1/1 thru 12/31/25	Citibank
RW7	Redwood Residential Acquisition Corp	SEMT 2013-7	1/1 thru 12/31/25	Citibank
RW8	Redwood Residential Acquisition Corp	SEMT 2013-8	1/1 thru 12/31/25	Citibank